Exhibit 99.1



FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555



                         EASTGROUP PROPERTIES ANNOUNCES
                      FOURTH QUARTER AND YEAR 2003 RESULTS

                           FOURTH QUARTER 2003 RESULTS

o    Achieved Total Market Capitalization of Over $1 Billion
o    Net Income  Available to Common  Stockholders  of $4.1 Million and $.20 Per
     Share
o    Funds from Operations of $12.7 Million and $.62 Per Share
o    Paid 96th Consecutive Quarterly Dividend, $.475 Per Share
o    Percentage Leased Increased to 94.0%, Occupancy Increased to 92.0%

                                YEAR 2003 RESULTS

o    Total  Shareholder  Return of 36% for 2003 and 19%  Average  Return for Ten
     Years
o    Net Income  Available to Common  Stockholders of $12.7 Million and $.70 Per
     Share
o    Funds from Operations of $47.1 Million and $2.36 Per Share
o Paid Annual Dividends of $1.90 Per Share--Eleventh Consecutive Year of Dividend Growth
o    $22.2 Million Invested in Development Program During the Year
o    Development Projects of $33.5 Million Under Construction or In Lease-Up
o    Debt-to-Total Market Capitalization of 32.3% at Year End
o    Interest Coverage of 3.8x and Fixed Charge Coverage of 3.2x

JACKSON, MISSISSIPPI, February 11, 2004 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three months and year ended December 31, 2003.

FUNDS FROM OPERATIONS

For the quarter ended December 31, 2003, funds from operations (FFO) was $.62 per share compared with $.64 per share in the same period of 2002, a decrease of $.02 or 3.1% per share.

For the year ended December 31, 2003, FFO was $2.36 per share compared with $2.57 per share in 2002, a decrease of $.21 or 8.2% per share. FFO per share was reduced by $.09 per share due to the write-off of the original issuance costs of the Series A Preferred Stock which was redeemed on July 7, 2003. Gains on securities were $.02 per share in 2003 compared with $.09 per share in 2002. Income for 2002 also included a $.015 per share one-time item resulting from the collection of a mortgage loan that had been written off in a prior period. There were no impairment write-downs in either 2003 or 2002.

Property net operating income (PNOI) from same properties on a cash basis increased 3.1% for the quarter and declined .6% for the year. PNOI from same properties (including straight-line rent adjustments) increased .4% for the quarter and declined .2% for the year. Rental decreases on a cash basis on new and


                                     -MORE-
      P.O. Box 22728-Jackson, MS 39225-TEL. 601-354-3555-FAX 601-352-1441
renewal leases averaged 10.6% for the quarter and 7.2% for the year. Rental decreases (including straight-line rent adjustments) on new and renewal leases averaged 6.5% for the quarter and 4.0% for the year.

FFO and PNOI are non-GAAP financial measures. For definitions of FFO and PNOI and reconciliations of FFO and PNOI to Net Income, the most directly comparable GAAP financial measure, please see "Reconciliations of Other Reporting Measures to Net Income," attached.

David H. Hoster II, President and CEO, stated, "The past year was one of important accomplishments for EastGroup, ranging from shareholder value to property operations to a strengthened balance sheet. In 2003, EastGroup generated a total return (dividends plus share appreciation) to shareholders of 35.8%. Average total shareholder return over the last three years was 21.8%, 20.7% for five years and 18.6% for ten years."

"With  improving  occupancy,   the  comparisons  for  same  property  operations
including straight-line rent adjustments were positive in both the third and fourth quarters of 2003. This is a trend that we hope to continue during 2004."

"During 2003, we took advantage of the attractive capital markets and improved an already strong balance sheet with two direct placements of common stock for a total of $40 million, a direct placement of $33 million of perpetual preferred stock and the closing of a $45.5 million nonrecourse first mortgage. EastGroup is in an excellent position to take advantage of future opportunities for new acquisitions and development in an improving economy."

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.20 for the three months ended December 31, 2003 compared with $.18 for the same period in 2002. The increase in EPS was primarily a result of the positive effect on the EPS calculation due to the conversion of the convertible preferred stock. The increase in EPS would have been higher except for higher depreciation and amortization expense in 2003 primarily due to acquisitions and properties transferred to real estate operations from development.

On a diluted per share basis, EPS was $.70 for 2003 compared with $.84 for 2002. Diluted EPS for 2003 was $.10 lower in 2003 due to the write-off of the original issuance costs of the Series A Preferred Stock which was redeemed in July 2003. The increase in depreciation and amortization of $.11 per share was primarily due to acquisitions and properties transferred to real estate operations from development. Also, gains on securities were $.02 per share in 2003 compared with $.11 per share in 2002. There was a positive effect on the EPS calculation in 2003 of $.15 per share due to the conversion of the convertible preferred stock during 2003.

DEVELOPMENT

The incremental growth of EastGroup's current development program and 2002 property transfers to the portfolio increased PNOI by $401,000 in the fourth quarter of 2003. At December 31, 2003, EastGroup had eight development properties containing 604,000 square feet with a projected total cost of approximately $33.5 million either in lease-up or under construction. Of this total, approximately 46% of the space was leased as of February 11, 2004.

During the quarter, the Company began construction of World Houston 17, a 66,000 square foot build-to-suit facility for Devon Energy Production Company, LP. The distribution building, which has a projected total cost of approximately $3.4 million, is located on 4.22 acres in EastGroup's World Houston International Business Center development in north Houston between Beltway 8 and George Bush Intercontinental Airport. The initial term of the lease is 15 years.

                                     -MORE-
      P.O. BOX 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

In January 2004, the Company purchased for future development a 1.56-acre parcel of land adjacent to the Blue Heron Distribution Center II building in West Palm Beach, Florida for a price of $450,000. This site is projected to accommodate a service center type development of approximately 25,000 square feet.

ACQUISITIONS

In October 2003, the Company purchased Crown Park Commerce Center (72,000 square feet), which was renamed Expressway Commerce Center II, in Tampa, Florida for a price of $4,850,000. Expressway II is located in the Tampa International Airport submarket and is a multi-tenant business distribution building which was constructed in 2001. The property, which is 100% leased to five tenants, is projected to generate an unleveraged first year yield of approximately 9.5%.

In November 2003, EastGroup purchased Oak Creek Distribution Center (127,000 square feet) in Tampa, Florida for a price of $4,650,000. Oak Creek was built in 2001 and is located in the east Tampa/I-75 submarket. The property was 46% leased when it was placed under contract but is currently 100% leased. It is projected to generate an unleveraged stabilized yield of approximately 10.7%.

In January 2004, the Company purchased Blue Heron Distribution Center II (100,000 square feet) in West Palm Beach, Florida for a price of $5,650,000. Blue Heron II was built in 1988 and is adjacent to Blue Heron I (110,000 square feet) which EastGroup has owned since 1999. The property is currently 50% occupied and is projected to generate an unleveraged stabilized yield upon lease-up of approximately 9.5%.

STRONG FINANCIAL POSITION

EastGroup's balance sheet continues to be strong and flexible with debt-to-total market capitalization of 32.3% at December 31, 2003. For the year, the Company had an interest coverage ratio of 3.8x and a fixed charge coverage ratio of 3.2x. Total debt at December 31, 2003 was $338.3 million with floating rate bank debt comprising $52.6 million of that total.

DIVIDENDS

EastGroup paid dividends of $.475 per share of common stock in the fourth quarter of 2003, which represented 77% of funds from operations per diluted share for the quarter. This dividend was the 96th consecutive quarterly distribution to EastGroup's common stockholders and represents an annualized dividend rate of $1.90 per share, which yields 5.4% on the closing stock price of $35.50 on February 10, 2004. EastGroup also paid quarterly dividends of $.4969 per share on its Series D Preferred Stock on January 15, 2004 to stockholders of record as of December 31, 2003.

CAPITAL TRANSACTIONS

On November 18, 2003, EastGroup closed on the sale of 847,458 shares of its common stock at $29.50 per share. The shares were sold to two institutional buyers with A.G. Edwards & Sons acting as the exclusive placement agent for the offering. The proceeds of the offering were approximately $24.5 million, net of all expenses.

All of the Series B Convertible Preferred Shares have now been converted to common shares. The holder of the Preferred Shares began converting the shares in April 2003 and completed the conversion in November 2003. Since it was the policy of the investor to not hold common stock, the common shares were sold in the market throughout the year with the final shares being sold on December 15, 2003.

Keith McKey, CFO, stated, "We are pleased with this transaction and the resulting increase in common equity. For the year 2003, total outstanding common stock increased 4,749,000 shares primarily due to two common share offerings totaling 1,419,000 shares and the conversion of the convertible preferred shares to


                                     -MORE-
      P.O. BOX 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

3,182,000 common shares. The market value of the Company's total outstanding common stock increased $264,584,000, or 64%, during 2003. Total market capitalization (equity plus debt) is now over $1 billion, and the liquidity in our common stock has increased."

OUTLOOK FOR 2004

On December 18, 2003, EastGroup announced its initial guidance for 2004 which has not been changed. FFO per share for 2004 is estimated to be in the range of $2.42 to $2.54. Earnings per share for 2004 should be in the range of $.85 to $.97. The table below reconciles projected net income to projected FFO.


                                                                 Low Range              High Range
                                                             1st Qtr    Y/E 2004    1st Qtr    Y/E 2004
                                                            --------------------------------------------
Net income                                                  $  4,802     20,437       5,222     22,963
Dividends on preferred shares                                   (656)    (2,624)       (656)    (2,624)
                                                            --------------------------------------------
Net income available to common stockholders                    4,146     17,813       4,566     20,339
Depreciation and amortization                                  8,080     33,207       8,080     33,207
Share of joint venture depreciation and amortization             (36)      (144)        (36)      (144)
                                                            --------------------------------------------
Funds from operations available to common stockholders      $ 12,190     50,876      12,610     53,402
                                                            ============================================
Diluted shares for funds from operations and earnings per
share                                                         21,036     21,048      21,036     21,048

Per share data (diluted):
Net income available to common stockholders                 $   0.20       0.85       0.22        0.97
Funds from operations available to common stockholders      $   0.58       2.42       0.60        2.54


The following assumptions were used for 2004:

o    Average occupancy of 89% to 91%.
o    Same Store NOI change of 0% to 3.6%.
o    Existing development contributing $.07 per share before interest expense.
o    Acquisitions of $10 million on July 1, 2004.
o    No lease termination fees.
o    Floating rate bank debt at 3%.
o    New fixed rate debt of $25 million on July 1, 2004 at 5.6%.
o Dilution from November 2003 $25 million common stock offering of $.02 per share.

CONFERENCE CALL

EastGroup will host a conference call to discuss the results of its fourth quarter and review the Company's current operations on Thursday, February 12, 2004, at 2:00 P.M. Eastern Time. The number for the conference call is 1-877-625-9192, ID #369239. A taped recording of the call can be accessed 24 hours a day through Friday, February 20, 2004 by dialing 1-888-852-5733; the pass code is 369239.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the reports section of the Company's website at www.eastgroup.net.

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the acquisition, ownership and development of industrial properties in major Sunbelt markets throughout the United States. Its strategy for growth is based on its property portfolio orientation toward premier distribution facilities clustered near major transportation centers. EastGroup's portfolio currently includes 19.3 million square feet with an additional 604,000 square feet of properties under development. EastGroup Properties, Inc. press releases are also available on the Company's website.


                                     -MORE-
      P.O. BOX 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441

FORWARD-LOOKING STATEMENTS

In addition to historical information, certain statements in this release are forward-looking, such as those pertaining to the Company's hopes, expectations, intentions, beliefs, strategies regarding the future, the anticipated performance of development and acquisition properties, capital resources, profitability and portfolio performance. Forward-looking statements involve numerous risks and uncertainties. The following factors, among others discussed herein, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to disasters and the costs of insurance to protect from such disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. The success of the Company also depends upon the trends of the economy, including interest rates, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed elsewhere in this release. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as the date hereof. The Company assumes no obligation to update forward-looking statements. See also the Company's reports to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


                                     -MORE-
      P.O. BOX 22728-JACKSON, MS 39225-TEL. 601-354-3555-FAX 601-352-1441


                           EASTGROUP PROPERTIES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                            Three Months Ended          Twelve Months Ended
                                                                December 31,                December 31,
                                                        -------------------------------------------------------
                                                             2003          2002         2003           2002
                                                        -------------------------------------------------------
REVENUES
Income from real estate operations                         $ 27,451       27,159         107,771      103,031
Interest                                                          5            5              22          309
Gain on securities                                               32            -             421        1,836
Other                                                            67           82             227          617
                                                        -------------------------------------------------------
                                                             27,555       27,246         108,441      105,793
                                                        -------------------------------------------------------
EXPENSES
Operating expenses from real estate operations                7,961        8,096          31,659       29,902
Interest                                                      4,878        4,684          19,015       17,387
Depreciation and amortization                                 8,641        8,043          32,050       30,318
General and administrative                                    1,220          900           4,966        4,179
Minority interest in joint ventures                              96           89             416          375
                                                        --------------------------------------------------------
                                                             22,796       21,812          88,106       82,161
                                                        --------------------------------------------------------

INCOME BEFORE GAIN ON SALE OF
  REAL ESTATE INVESTMENTS                                     4,759        5,434          20,335       23,632
  Gain on sale of real estate investments                         -            -               -           93
                                                        --------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                             4,759        5,434          20,335       23,725
                                                        --------------------------------------------------------

DISCONTINUED OPERATIONS
  Loss from real estate operations                                -          (19)             (2)         (33)
  Gain (loss) on sale of real estate investments                  -            -             112          (66)
                                                        --------------------------------------------------------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (A)                    -          (19)            110          (99)
                                                        --------------------------------------------------------

NET INCOME                                                    4,759        5,415          20,445       23,626

Preferred dividends-Series A                                      -          970           2,016        3,880
Preferred dividends-Series B                                      -        1,532           2,598        6,128
Preferred dividends-Series D                                    656            -           1,305            -
Costs on redemption of Series A preferred                         -            -           1,778            -
                                                         -------------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS               $   4,103        2,913          12,748       13,618
                                                         =======================================================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                       $    0.21         0.18            0.71         0.87
  Income (loss) from discontinued operations                   0.00         0.00            0.01        (0.01)
                                                         -------------------------------------------------------
  Net income available to common stockholders             $    0.21         0.18            0.72         0.86
                                                         =======================================================

  Weighted average shares outstanding                        19,986       15,906          17,819       15,868
                                                         =======================================================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                       $    0.20         0.18            0.69         0.85
  Income (loss) from discontinued operations                   0.00         0.00            0.01        (0.01)
                                                         -------------------------------------------------------
  Net income available to common stockholders             $    0.20         0.18            0.70         0.84
                                                         =======================================================

  Weighted average shares outstanding                        20,608       16,264          18,194       16,237
                                                         =======================================================


(A) In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," income (loss) from discontinued operations represents the operations and gain (loss) on disposal for properties classified to held for sale subsequent to 12/31/01. Prior period amounts have been reclassified to be consistent with the 2003 presentation.

                           EASTGROUP PROPERTIES, INC.
           RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                   Three Months Ended          Twelve Months Ended
                                                                                      December 31,                 December 31,
                                                                                ----------------------------------------------------
                                                                                   2003          2002          2003           2002
                                                                                ----------------------------------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:

  Income from real estate operations                                            $ 27,451        27,159       107,771        103,031
  Operating expenses from real estate operations                                  (7,961)       (8,096)      (31,659)       (29,902)
                                                                                ----------------------------------------------------

PROPERTY NET OPERATING INCOME (PNOI) (A)                                          19,490        19,063        76,112         73,129

  Interest income                                                                      5             5            22            309
  Gain on securities                                                                  32             -           421          1,836
  Other income                                                                        67            82           227            617
  General and administrative expense                                              (1,220)         (900)       (4,966)        (4,179)
                                                                                ----------------------------------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)           18,374        18,250        71,816         71,712

  Income(loss)from discontinued operations(before depreciation and amortization)       -           (14)           (2)            18
  Interest expense (B)                                                            (4,878)       (4,684)      (19,015)       (17,387)
  Minority interest in earnings (before depreciation and amortization)              (131)         (130)         (561)          (545)
  Gain on sale of nondepreciable real estate investments                               -             -             6              -
  Dividends on Series A preferred shares                                               -          (970)       (2,016)        (3,880)
  Dividends on Series D preferred shares                                            (656)            -        (1,305)             -
  Costs on redemption of Series A preferred                                            -             -        (1,778)             -
                                                                                ----------------------------------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS (A)                  12,709        12,452        47,145         49,918

  Depreciation and amortization from continuing operations                        (8,641)       (8,043)      (32,050)       (30,318)
  Depreciation and amortization from discontinued operations                           -            (5)            -            (51)
  Share of joint venture depreciation and amortization                                35            41           145            170
  Gain on sale of depreciable real estate investments                                  -             -           106             27
  Dividends on Series B convertible preferred shares                                   -        (1,532)       (2,598)        (6,128)
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                        4,103         2,913        12,748         13,618

  Dividends on preferred shares                                                      656         2,502         5,919         10,008
  Costs on redemption of Series A preferred                                            -             -         1,778              -
                                                                                ----------------------------------------------------

NET INCOME                                                                      $  4,759         5,415        20,445         23,626
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA: (C)
Income from continuing operations                                               $   0.20          0.18          0.69           0.85
Income (loss) from discontinued operations                                          0.00          0.00          0.01          (0.01)
                                                                                ----------------------------------------------------
Net income available to common stockholders                                     $   0.20          0.18          0.70           0.84
                                                                                ====================================================

Weighted average shares outstanding                                               20,608        16,264        18,194         16,237
                                                                                ====================================================

Funds from operations available to common stockholders                          $   0.62          0.64          2.36           2.57
                                                                                ====================================================

Weighted average shares outstanding for FFO purposes                              20,608        19,446        20,008         19,419
                                                                                ====================================================

(A) The Company's chief decision makers use two primary measures of operating results in making decisions: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations
(FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' (NAREIT) definition, as net income (loss) (computed in accordance with accounting principles generally accepted in the United States of America (GAAP)), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
     PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provide supplemental indicators of the properties' performance since real estate values have historically risen or fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

(B) Net of capitalized interest of $557,000 and $441,000 for the three months ended December 31, 2003 and 2002, respectively; and $2,077,000 and $2,061,000 for the twelve months ended December 31, 2003 and 2002, respectively.

(C) Assumes dilutive effect of common stock equivalents.